Exhibit 99.3

Yannick Noah Takes a Seat Beside His Son on Altitude International’s Advisory Board

Press Release | 07/09/2021

Yannick Noah Takes a Seat Beside His Son on Altitude International’s Advisory Board

PR Newswire

PORT ST. LUCIE, Fla., July 9, 2021

PORT ST. LUCIE, Fla., July 9, 2021 /PRNewswire/ — Altitude International Holdings, Inc (OCTQB: “ALTD”) announced legendary tennis start Yannick Noah will join his son, NBA great Joakim, on its illustrious Sports, Education and Technology Advisory Board. Both Noahs will be playing major roles in the Company’s charitable and relief efforts and have already begun working on ALTD’s Water to Africa relief program.

Yannick Noah won the French Open in 1983 and is the captain of both France’s Davis Cup and Fed Cup teams. He was awarded the Philippe Chatrier Award (the ITF’s highest accolade) in 2005 and was since inducted into the International Tennis Hall of Fame.

In 1971, Arthur Ashe discovered 11-year old Yannick Noah on a tennis court in the former French colony of Cameroon. Seven years later, the two played doubles together at Wimbledon. Five years after that, Noah became the last Frenchman to win a Grand Slam singles title and remains France’s highest ranked player of all time.

But Noah didn’t just follow Ashe’s lead on court. Like the iconic champion of benevolence and equality, Yannick has made his life about much more than tennis. Noah famously became a pop singer after his retirement, but less well known is his ongoing passion and commitment to charity work.

In 1996, he began Fête le Mur, a foundation that introduces underprivileged children to tennis and helps them find jobs in sports. He has also provided great support for Enfants de la Terre, a charity started by his mother in 1988, as well as AIDS and environmental charities.

Today the Noahs are actively supporting the Oyebog Tennis Academy in Cameroon and their good friend Joseph Oyebog, who famously said on his home page video “WE NEED WATER.”

“My relationship with Yannick goes all the way back to my IMG days when he was training with my father-in-law Nick Bollettieri at our Academy,” said Greg Breunich, ALTD CEO. “I can’t think of a better way for us to be reunited than by working together on some of the most important projects we may ever be involved with. I have so much respect for him and Joakim as towering champions, both on and off the court, and look toward to sharing their innate goodness and benevolence with those who need it the most.”

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, involving risks and uncertainties. There can be no assurance such statements will prove to be accurate and actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether result of new information future events or otherwise.

Media contact: Adrienne Mazzone 561-908-1638; amazzone@transmediagroup.com

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SOURCE Altitude International Holdings, Inc.